As filed with the Securities and Exchange Commission on November 28, 2023

Registration No. 333-122657
Registration No. 333-151314
Registration No. 333-179847
Registration No. 333-196181
Registration No. 333-236763
Registration No. 333-262975
Registration No. 333-272293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122657
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151314
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179847
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196181
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236763
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262975
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272293

UNDER
THE SECURITIES ACT OF 1933

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	25-1811499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address of principal executive offices, including zip code)

Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan
Hersha Hospitality Trust 2012 Equity Incentive Plan
Hersha Hospitality Trust 2008 Equity Incentive Plan
Hersha Hospitality Trust 2004 Equity Incentive Plan
(Full title of the plans)

Nolen Taylor
c/o KSL Capital Partners VI, L.P.
100 Saint Paul Street, Suite 800
Denver, Colorado 80206
(720) 284-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
William B. Brentani
Daniel N. Webb
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Hersha Hospitality Trust, a Maryland real estate investment trust (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s Priority Class A common shares of beneficial interest, par value $0.01 per share (the “Registrant’s Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration Statement No. 333-122657, filed with the SEC on February 9, 2005, registering a total of 1,500,000 shares of the Registrant’s Common Shares under the Registrant’s Hersha Hospitality Trust 2004 Equity Incentive Plan;

•
Registration Statement No. 333-151314, filed with the SEC on May 30, 2008, registering a total of 3,000,000 shares of the Registrant’s Common Shares under the Registrant’s Hersha Hospitality Trust 2008 Equity Incentive Plan;

•
Registration Statement No. 333-179847, filed with the SEC on March 2, 2012, registering a total of 7,500,000 shares of the Registrant’s Common Shares under the Registrant’s Hersha Hospitality Trust 2012 Equity Incentive Plan;

•
Registration Statement No. 333-196181, filed with the SEC on May 22, 2014, registering a total of 9,000,000 shares of the Registrant’s Common Shares under the Registrant’s Hersha Hospitality Trust 2012 Equity Incentive Plan;

•
Registration Statement No. 333-236763, filed with the SEC on February 28, 2020, registering a total of 2,750,153 shares of the Registrant’s Common Shares under the Registrant’s Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan;

•
Registration Statement No. 333-262975, filed with the SEC on February 24, 2022, registering a total of 2,600,323 shares of the Registrant’s Common Stock under the Registrant’s Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan; and

•
Registration Statement No. 333-272293, filed with the SEC on May 31, 2023, registering a total of 3,000,000 shares of the Registrant’s Common Stock under the Registrant’s Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan.

On November 28, 2023, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2023, by and among the Registrant, Hersha Hospitality Limited Partnership, a Virginia limited partnership and a subsidiary of the Registrant (“Company OP”), 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“REIT Merger Sub”) and 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub”), (i) OP Merger Sub was merged with and into Company OP (the “Partnership Merger”) and (ii) immediately following the Partnership Merger, the Registrant was merged with and into REIT Merger Sub (the “Company Merger” and together with the Partnership Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 28th day of November, 2023.

HERSHA HOSPITALITY TRUST

By:	/s/ Nolen Taylor
Name:	Nolen Taylor
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.